Exhibit 10.1
FORM OF MANAGEMENT COMPANY SERVICES AGREEMENT

THIS AGREEMENT is made as of the [_________], 201[_].

BETWEEN

[________________________] incorporated under the laws of [____________] and having its registered office at [_____________________], registered with [_________________] (the “Fund”) of the first part;

AND

Franklin Templeton International Services S.à r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg and having its registered office at 8A, rue Albert Borschette, L-1246 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 36.979 (the “Management Company”) of the second part;

the Fund and the Management Company being individually referred to hereinafter as a "Party", and collectively as the “Parties”.

WHEREAS

(A)
The Fund is an investment company with variable capital pursuant to Part I of the Law and is organised as investment company with multiple sub-funds (the "Sub-Funds") as listed in Appendix 1, the principal object of which is to invest its net assets in transferable securities and other permitted liquid financial assets, as more fully described in the prospectus of the Fund as amended from time to time (the "Prospectus") and its articles of incorporation (the "Articles").

(B)	Pursuant to article 33 (1) of the Law, the Fund has appointed [_________________], having its registered office at [________________________] to act as depositary bank (the "Depositary").

(C)	The Management Company is a management company authorised under Article 101 (2) of the Law.

(D)
The Fund hereby wishes to appoint the Management Company to act as its management company under the Law, to perform certain asset management, administrative, and principal distribution duties and to provide registrar and transfer agency services as well as corporate and domiciliary agency services in connection with the business of the Fund and more fully described hereinafter.

(E)	The Management Company is ready and willing to act as the Fund’s management company, subject to and in accordance with the provisions hereinafter set forth.

Unless otherwise specifically defined in this Agreement, all capitalised terms herein shall have the same meaning as in the Prospectus. In relation to this Agreement, unless the context otherwise requires, all reference to the Fund shall include a reference to each of its Sub-Funds, including Sub-Funds created in the future.

NOW IT IS HEREBY AGREED AS FOLLOWS:

Definition

In this Agreement and in all amendments hereto the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:

"Agreement" means this agreement together with all its signed appendices;

"Articles" means the articles of incorporation of the Fund as amended from time to time;

"Board" means the board of directors of the Fund;

“CSSF Circular” means the Circular 12/546 on the authorisation and organisation of Luxembourg management companies subject to Chapter 15 of the Law as well as investment companies which have not designated a management company within the meaning of Article 27 of the Law, as amended from time to time or any successor CSSF circular thereto;

"Law" means the Luxembourg Law of 17 December 2010 relating to undertakings for collective investment, as amended from time to time;

"Luxembourg Supervisory Authority" means the Luxembourg supervisory authority, the Commission de Surveillance du Secteur Financier or any of its successors;

"Prospectus" means the prospectus of the Fund and the key investor information document, in force from time to time, including all addenda and / or supplements;

"Regulation" means the CSSF Regulation n° 10-4 of 24 December 2010 transposing Commission Directive 2010/43/EU of 1 July 2010 implementing Directive 2009/65/EC of the European Parliament and of the Council as regards organisational requirements, conflicts of interest, conduct of business, risk management and content of the agreement between a depositary and a management company, as amended from time to time or any successor regulation thereto;

"Shareholder(s)" means, unless otherwise specified, the shareholder(s) of the Fund;

"Shares" means the shares of the Fund;

"Sub-Funds" means a separate portfolio of assets established within the Fund with one or more classes which is invested in accordance with a specific investment objective.

In this Agreement, unless otherwise specified:

(a)	references to clauses, sub-clauses, appendices and paragraphs are to clauses, sub-clauses, appendices and paragraphs of this Agreement;

(b)	headings to clauses are for convenience only and do not form part of the operative provision of this Agreement and shall be ignored in construing the same;

(c)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, re-enacted; and

(d)
references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality).

1	APPOINTMENT OF THE MANAGEMENT COMPANY

The Fund hereby appoints Franklin Templeton International Services S.à r.l. as its management company to carry out the management functions listed in Annex II of the Law, and Franklin Templeton International Services S.à r.l. hereby confirms acceptance of such appointment and the attendant duties and responsibilities in accordance with the provisions of this Agreement.

2	GENERAL

2.1
The Management Company will observe and comply with the provisions of the Articles, the Prospectus and any orders or guidelines received from time to time from the Board ("Instructions") unless such orders conflict with the Management Company's duties.

2.2
Subject to the overall responsibility of the Board the Management Company shall be responsible for the day-to-day management of the affairs of the Fund in accordance with the Articles, the Prospectus and the Instructions.

2.3	The Management Company shall perform risk-monitoring procedures in accordance with all applicable laws and regulations.

2.4
In carrying out its duties, the Management Company shall at all times observe all applicable legal and regulatory provisions and, in particular, the Regulation and the prudential rules as may be determined from time to time by the Luxembourg Supervisory Authority.

2.5
If certain activities are delegated by the Management Company to third parties (the "Service Providers") as set out in clause 4 below, the Management Company shall observe or ensure that its Service Providers observe, all applicable provisions of the relevant laws and regulations including but not limited to (i) the provisions of the CSSF Circular, (ii) the requirements of performing initial and ongoing due diligence on delegates and (iii) the principles of Article 111 of the Law; the Management Company shall in addition supervise at any time the activities carried out by the Service Providers and co-ordinate the activities of the different Service Providers with respect to the Fund, in accordance with the Prospectus, the Articles, the Instructions, the Law and the Regulation. In no case shall the Management Company's liability be affected by the fact that the Management Company delegated any functions to third parties.

2.6
The Management Company undertakes to maintain such appropriate levels of human and technical resources as the business and the investment policy/strategy of the Sub-Funds may from time to time require in order to perform its duties hereunder.

2.7
The Management Company further undertakes to define and implement at any time procedures and arrangements as further details in the Regulation and the CSSF Circular to minimise conflicts of interest, to act honestly, fairly and with due skill, care and diligence in the best interests of the Fund.

3	DUTIES AND RESPONSIBILITIES OF THE MANAGEMENT COMPANY

3.1
The Management Company shall be responsible for the investment management of the assets of the Fund, the administration of the Fund and the implementation of the Fund’s distribution and marketing policy.

3.2
The Management Company is entrusted with the day to day management of the assets of all the Sub-Funds. The Management Company shall have the power to purchase, subscribe or otherwise acquire or deal in investments and securities and to sell, redeem, exchange, vary or transpose the same at its full discretion on behalf and in the name of the Fund and its Sub-Funds, provided that the Management Company shall observe and comply with the restrictions as set out in the Prospectus as well as with any Instructions.

All rights of voting conferred by the investments made by the Management Company on behalf and in the name of the Fund and its Sub-Funds, may be exercised in such manner and as detailed in the relevant internal policy as the Management Company may determine. The Fund shall from time to time upon written request from the Management Company execute and deliver, or, if appropriate, cause to be executed and delivered by the Depositary, to the Management Company such powers of attorney or proxies authorising such attorney or proxies to exercise any rights conferred by, or otherwise act in respect of all or any part of the investments.

The Management Company shall keep or cause to be kept on behalf of the Fund such books, records and statements expressed in such currencies as may be necessary to give a complete record of all transactions carried out by the Management Company on behalf of the Fund and such other books, records and statements as may be required by the relevant laws and the Articles and as may be necessary to give a complete record of all other transactions carried out by the Management Company on behalf of the Fund and shall permit the Fund and its employees and agents and the auditors of the Fund to inspect such books, records and statements at all reasonable times.

The Management Company shall employ a risk management process which enables it to monitor and measure at any time the risks arising from the business of the Fund, in accordance with the applicable laws, regulations and ESMA recommendations or guidelines (including but not limited to ESMA Guidelines 10/788 and CSSF Circular on the presentation of the main regulatory changes in risk management following the publication of the Regulation and ESMA clarifications, further clarifications from the CSSF on risk management rules and the definition of the content and format of the risk management process to be communicated to the CSSF).

The Management Company may delegate its duties hereunder in accordance with the provisions of clause 4 below.

3.3
The Management Company is entrusted with the central administration functions for the Fund which are to be performed for a société d'investissement à capital variable in application of the Law and applicable regulations.

The Management Company will inter alia:

1)    be responsible for keeping the register of shareholders of the Fund;

2)    keep the accounts of the Fund and such financial books and records as may be necessary and required by applicable legislation;

3)    determine the net asset value of the Sub-Funds on the relevant valuation days and arrange for the publication/availability of the net asset values;

4)    process all subscription, conversion and redemption orders of shares of the Fund;

5)    deal with the issue, transfer and redemption of the shares of the Sub-Funds including the receipt and transfer of the related issue, sale and redemption proceeds;

6)    undertake the necessary steps to maintain any registration with governmental or similar agencies and liaise with the service providers of the Fund;

7)    provide corporate and domiciliary agency services and, in this respect, deal with all correspondence to and from the Fund as well as with all publications, reports, circulars, etc.;

8)    perform all other duties required for the efficient administration of the Fund as separately agreed between the Fund and the Management Company (remaining however within the limits of Annex II of the Law).

The Management Company is authorized (so far as is permitted by applicable laws) to maintain all accounts, registers, corporate books and other documents on computer records and to produce at any time during the course of legal proceedings, copies or reproductions of these documents made by photographic, photostatic or data processing procedures as judicial proof.

The Management Company shall be obliged to hold third party information confidential, to comply with all relevant data protection and client confidentiality laws and to maintain any such regulatory or other authorizations, licenses or approvals.

3.4
The Management Company will act as the Fund’s principal distributor and may undertake marketing and distribution activities either directly or through duly appointed distributors (whether global distributors and/or sub-distributors) as agreed from time to time with the Fund.

Upon the request of the Board, the Management Company shall undertake the registration of the Shares for public offering and sale in foreign jurisdictions.

The Management Company may appoint a general distributor for the distribution of the Shares which may in turn appoint sub-distributors to distribute the Shares in accordance with the rules and regulations of the countries of distribution and the Prospectus. Depending on the situation, such third parties may not have any authority to act as agent of the Management Company. The Management Company undertakes to implement or to cause the general distributor (or its sub-distributors) to implement anti-money laundering and prevention of terrorism financing measures in accordance with the Luxembourg laws and regulations applicable to the Fund and the Management Company.

3.5
The Management Company shall provide to the Board periodic reports on its activities and transactions the content and frequency which will be agreed from time to time between the Management Company and the Fund. The Management Company shall provide reports at such other times as the Board may reasonably request.

4	DELEGATION OF THE DUTIES OF THE MANAGEMENT COMPANY

4.1
The Management Company may, in accordance with the provisions of Article 110 of the Law and the relevant regulations and prudential rules, as may be amended, under its own supervision and responsibility, delegate one or more of its functions to Service Providers.

4.2
Any delegation may be subject to the prior approval of the Board to the extent required under applicable Luxembourg laws and regulations. Delegations may be further subject to the approval of the Luxembourg Supervisory Authority and shall be disclosed in the Prospectus, to the extent required under applicable Luxembourg laws and regulations.

4.3
The delegation shall not prevent the effectiveness of supervision by the Management Company and in particular shall not prevent the latter from acting or the Fund from being managed in the best interests of the Shareholders.

4.3.1
In particular the Management Company shall, when entering into delegation agreements with Service Providers, ensure (i) that such agreements provide for the effective monitoring of the delegated activity by the Management Company at any time, (ii) that they take into account the requirements of the provisions of the CSSF Circular (in particular section 7.1.) and (iii) that the Management Company has appropriate access to the systems used by the Service Providers or that it has access to any relevant data on reasonable request.

The Management Company shall further ensure that it receives regular reports from the Service Providers enabling it to assess whether:

(i)	the Fund’s assets are invested pursuant to (i) the provisions of the Prospectus and the Articles and (ii) the applicable laws and regulations;

(ii)
the risk management methods undertaken and applied are sufficient to allow the Management Company to control and measure at any time the risks associated with the investments made by the Fund, in particular financial positions and the contribution of these to the general risk profile of the Sub-Funds and the Fund; and

(iii)	the marketing policy of the Fund is being complied with where applicable.

(iv)
the Service Providers act in the best interests of the Fund and execute the investment decisions taken for the account of the Fund in accordance with the objective, the investment strategies and the risk limitations of the Fund, take all reasonable measures in order to execute directly all orders themselves to obtain the best result, respectively in order to ensure that orders placed with other entities for execution are executed to obtain the best possible result; they shall execute rapidly and equitably portfolio transactions on behalf of the Fund that they manage;

(v)	the Service Providers implement and maintain operationally a business continuity plan and a disaster recovery plan.

4.3.2
The Management Company shall also ensure that the agreements with Service Providers allow (i) the conducting officers of the Management Company (the “Conducting Officers”) to monitor and control effectively at any time the activity of the Service Providers and (ii) the Conducting Officers and the Management Company’s staff access to the data documenting the activities performed by the Service Providers for and on behalf of the Management Company or the Fund; that the Conducting Officers are not prevented to give at any time further instructions to the Service Providers and that the agreements with the Service Providers may be terminated at any time with immediate effect in order to safeguard the interests of the Shareholders.

4.4
The Management Company shall only delegate its functions to Service Providers that are duly qualified and hold the necessary authorisations as may be required in their country of incorporation. The Management Company shall in this regard carry out such verifications and due diligence as may be necessary to assess that the Service Providers are duly organised to carry out such functions.

4.5
The investment management functions may only be delegated to an entity which in its home country is subject to a supervisory authority which the Luxembourg Supervisory Authority recognises and has established co-operation with and complies with any further Luxembourg requirements as may be imposed from time to time.

4.6
In the case of the delegation of the investment management functions, the Management Company shall ensure that the investment management agreement entered into with the investment manager (the “Investment Manager”) refers to the applicable investment policy and investment restrictions and the legal and regulatory provisions applicable to the investments of the Fund or to the Fund current prospectus, which contains this information.

4.7	The administration functions described under 3.3 may be delegated in accordance with the applicable Luxembourg laws, regulations and the prudential rules.

4.8	Without prejudice to the generality of the foregoing, the Management Company shall:

4.8.1	review and monitor on an on-going basis, the performance of the investments and report thereon as the Fund shall reasonably require;

4.8.2
review and monitor on an on-going basis the compliance by the Service Providers with all laws and regulations and, in particular, with the investment policy and restrictions as set out in the Law, the Prospectus, the Articles and all investment instructions which may from time to time be communicated by the Fund;

4.8.3	ensure that the Service Providers to whom one or more functions have been delegated are promptly notified of any Instructions regarding their activities;

4.8.4
ensure that the Board receives reports on all actions that the Management Company has taken in order to effectively carry out the investment objectives and policies of the Fund and its Sub-Funds in relation to investments forming part of the assets of the Fund and its Sub-Funds;

4.8.5	inform the Fund of the discontinuation of the delegation to any one Service Provider by the Management Company;

4.8.6
ensure that the Board receives reports covering any error, breach of investment policy, investment restrictions or other material event without undue delay which the Fund could reasonably expect to be brought to its attention; and

4.8.7	generally, ensure that the Board receives any such other information and reports as the Fund may reasonably require.

5	INSTRUCTIONS

Instructions shall be deemed to have been received by the Management Company in respect of any of the matters referred to in this Agreement upon receipt of written, cabled, telexed, telefaxed or e-mail instructions or of instructions given by any other means agreed by the Parties and given or purporting to be given by the Fund or its agents or by one or more persons as the Fund or its agents shall from time to time have authorized to give the particular type of instructions to the Management Company and which the Management Company has agreed to accept. A copy of a decision of the Board or its agents may be received and accepted by the Management Company as conclusive evidence of the authority of any such person or persons to act and may be considered as in full force and effect until receipt by the Management Company of written notice to the contrary.

6	CHARGES AND EXPENSES OF THE MANAGEMENT COMPANY

6.1
The Management Company (whether its duties have been delegated or not) shall be responsible for the payment of the staff, personnel and office space and the operation of computer systems (hardware and software) necessary to perform its obligations under this Agreement.

6.2
For the services rendered, the facilities furnished and expenses undertaken under this Agreement, the Management Company shall receive a fee as agreed from time to time (the “Management Fee”) and as detailed in Appendix 2.

6.3
The remuneration and other sums payable to Service Providers appointed by the Management Company in accordance with this Agreement shall be paid in accordance with the provisions of the respective agreements and as disclosed, as the case may be, in the Prospectus.

6.4
Transactions effected by the Management Company on behalf of the Fund which bear costs of commission, stamp duty and any taxes chargeable in accordance with the relevant market shall be paid or reimbursed by the Fund on demand.

6.5	The Management Fee is exclusive of VAT, which, if chargeable, shall be charged in addition where appropriate at the rate for the time being applicable.

6.6	The Management Fee shall be payable as further detailed in Appendix 2.

6.7
The fees payable to the Management Company under this Agreement shall be its sole remuneration for its services. The Management Company confirms that it shall meet all its own expenses incurred in performing services under this Agreement, including but not limited to organisation expenses, legal, audit expenses, clerical and all other administrative expenses. Extraordinary expenses which are incurred by the Management Company as a result of special assignments from the Fund or of events outside of the ordinary course of business, such as expenses in relation to the dissolution of the Fund or any of its Sub-Funds can be charged separately unless otherwise agreed upon by the Parties or except where contrary to applicable law or regulations.

6.8	The Management Company shall receive reimbursement from the Fund for all out-of-pocket expenses reasonably incurred by the Management Company in the performance of its duties under this Agreement.

7	LIABILITY OF THE MANAGEMENT COMPANY

7.1
The Management Company agrees to exercise the due care and diligence which can be expected from a professional in carrying out its duties under this Agreement provided, however, that the Management Company shall not be liable to the Fund for any loss suffered by the Fund in connection with the subject matter of this Agreement except as a consequence of non-performance of its obligations and duties and of bad faith, negligence or wilful default in the performance of its obligations and duties. The Management Company shall not be under any liability on account of anything done or suffered by it in good faith in accordance with or in pursuance of any legal instruction given by or on behalf of the Fund or its Board.

The Management Company shall not be liable for any investment loss arising out of any investment decision or act or omission by the Management Company, any affiliate or any agent or any appointed Investment Manager provided the investment loss did not arise as the result of a breach in the investment policies or investment restrictions of the Fund as stated in the Prospectus or of a non-performance of the Management Company's obligations and duties.

7.2
The Management Company shall not be liable or have any responsibility of any kind for any loss or damage incurred or suffered by the Fund or by any third party as the result of any failure, interruption or delay in the performance of its duties or a Service Provider’s obligations under this Agreement, resulting from any events not reasonably within the control of the Management Company or a Service Provider (a "force majeure" event within the meaning of article 1148 of the Luxembourg Civil Code as defined from time to time by the Luxembourg jurisdiction).

7.3	The Management Company's liability towards the Fund under this Agreement shall not be affected by the fact that the Management Company has delegated certain functions to Service Providers.

7.4
The Management Company shall not be liable or have responsibility or any kind in relation to any act or fact or the omission thereof that has or should have occurred in the course of the business of the Fund prior to the appointment of the Management Company becoming effective.

8	REPRESENTATIONS BY THE MANAGEMENT COMPANY

The Management Company represents and warrants that (i) it has the power and authority to enter into this Agreement; (ii) the terms of this Agreement and all actions contemplated hereby are in accordance with all applicable laws, rules and regulations; (iii) it has the necessary licenses and approvals to act as a management company; (iv) this Agreement has been duly authorised and executed by the Management Company and constitutes a legal, valid and binding contract, (v) it has at the time of entering into the Agreement at least the minimum level of capital and own funds required under the Law; and (vi) it has adopted various policies and procedures required under the Regulation and has implemented these policies and procedures as well as taken measures to ensure that Service Providers comply, if required, with the aforesaid policies and procedures.

The Management Company further agrees that it shall (i) promptly notify the Fund upon the occurrence of any event which would cause the foregoing representations and warranties to be no longer true; and (ii) indemnify the Fund for any loss or liability it may incur as a result of the inaccuracy or breach by the Fund of any of the foregoing representations.

9	CONFLICTS OF INTEREST

The Management Company undertakes to disclose all and any conflicts of interest that may arise regarding the provision of its services in writing to the Board. The Management Company represents and warrants that conflicts of interest procedures have been implemented in accordance with the requirements of the Regulation and the CSSF Circular. Notwithstanding this, the Management Company shall be at liberty to act as management company to any other person or persons it may think fit and nothing herein contained shall prevent the Management Company from contracting or entering into any financial, banking, commercial, advisory or other transactions whether on its own account or on the account of other as may be allowable by law and regulation.

10	REPRESENTATIONS BY THE FUND

The Fund represents and warrants that (i) it has the power and authority to enter into this Agreement; (ii) the terms of this Agreement and all actions contemplated hereby are in accordance with all applicable laws, rules and regulations (iii) this Agreement has been duly authorised and executed by the Fund and constitutes a legal, valid and binding contract with the Fund; and (iv) the Fund will have full responsibility for the payment of all taxes due on capital or income held or collected in respect of its assets.

The Fund further agrees that it shall promptly (i) notify the Management Company upon the occurrence of any event which would cause the foregoing representations and warranties to be no longer true; and (ii) provide the Management Company with true and complete copies of each amendment to the Fund's policies and guidelines.

11	OBLIGATIONS OF THE FUND

The Fund confirms its obligation to meet all such expenses as described in the Prospectus and as may be agreed between the Parties from time to time.

12	INDEMNITY

The Fund agrees to indemnify the Management Company, its directors, officers and employees and any delegates appointed pursuant to Clause 4 and their directors, officers or employees against all expenses, losses, damages, liabilities, demands, charges and claims of any kind or nature whatsoever (including, without limitation, any reasonable legal expenses and costs and expenses relating to investigating or defending any demands, charges and claims subject to the prior consultation of the Fund) that may be incurred by it or made against it either (i) as a consequence of any breach by the Fund of the Agreement or (ii) arising out of any action properly taken by the Management Company in accordance with the Agreement or (iii) as a result of the non-payment by the Fund of the Management Fee which falls due under this Agreement.

The Management Company agrees to indemnify the Fund, its directors and officers against all expenses, losses, damages, liabilities, demands, charges and claims of any kind or nature whatsoever (including, without limitation, any reasonable legal expenses and costs and expenses relating to investigating or defending any demands, charges and claims subject to the prior consultation of the Management Company) that may be incurred by it or made against it either (i) as a consequence of any breach by the Management Company of the Agreement or (ii) arising out of any action properly taken by the Fund in accordance with the Agreement.

13	DURATION AND TERMINATION OF THIS AGREEMENT

13.1	This Agreement is effective as of [____________] 201[__] and is of no fixed duration and will last until terminated as provided herein.

13.2	This Agreement may be terminated upon ninety (90) days written notice by either the Fund or the Management Company giving notice to the other party.

13.3
When terminated by the Management Company, the termination of this Agreement shall not become effective until the appointment of a new management company by the Fund. In addition, the Fund and the Management Company shall cooperate on a best effort basis to ensure that the new management company can promptly take over its functions.

13.4	This Agreement may be terminated by either the Fund or the Management Company with immediate effect by written notice if so required by law or any competent regulatory authority.

13.5	This Agreement may further be terminated by either the Fund or the Management Company forthwith by notice in writing to the other if at any time:

(i)	the other shall go into liquidation or if a receiver of any of the assets of the other is appointed; or

(ii)
the other shall commit any serious breach of law or the provisions hereof and if such breach is capable of remedy, shall not have remedied such breach within thirty (30) days after the service of notice requiring the same to be remedied.

13.6
On notice of termination of this Agreement the Management Company shall continue to act in accordance herewith until the termination date unless otherwise instructed by the Fund. The Management Company will complete expeditiously all transactions in progress at termination and is authorised to arrange for the retention and/or realisation of such assets as may be required to settle transactions entered into prior to the actual date of termination. The Management Company shall, in the event of such termination, deliver or cause to be delivered to any successor or to the Fund if so requested by proper instructions, all documents and papers of the Fund then held hereunder, and all moneys or other properties of the Fund deposited with or held by it hereunder.

13.7
Termination will not affect accrued rights, existing commitments or any contractual provision intended to survive termination and will be without penalty or other additional payment. The Fund will pay (i) the Management Fees pro rata to the date of termination; (ii) any additional expenses, costs or disbursements necessarily incurred by the Management Company in terminating the Agreement (only in case of termination at the initiative of the Fund); and (iii) any losses necessarily realised in settling or concluding outstanding obligations, save that the provisions of this sentence shall not be applicable in case the Agreement shall be terminated for reasons relating to non-execution or improper performance by the Management Company of its duties hereunder.

14	CONFIDENTIALITY

14.1
The Management Company shall respect and protect the confidentiality of all information concerning the Fund and its assets and will not without the prior consent of the Fund, disclose any such information to a third party except in the proper performance of its duties, or as required by law or competent authority.

14.2
The Fund shall not disclose to or share with any third party any confidential information concerning the Management Company under this Agreement or its affairs nor any information provided to it by the Management Company under this Agreement except for the purposes of this Agreement or as may be required by the relevant authorities in Luxembourg.

14.3
The Fund understands and agrees that, in order to perform the functions of the Management Company, the Management Company uses, subject to the applicable laws and regulations, information systems and support provided by the Franklin Templeton Investments group and other Service Providers, to process data (which includes that data relating to the Fund) at data centres located outside of the Grand-Duchy of Luxembourg.

15	NOTICES

15.1
Any notice given hereunder shall be given by delivering the same by hand or prepaid first class post, or by facsimile transmission confirmed in writing. Such notice shall be addressed, dispatched or delivered to the Fund and to the Management Company or as the case may be, to the address as written above or to such other address as the Fund or the Management Company may notify from time to time to the other in accordance with this clause. Any notice sent by prepaid first class post shall be deemed to have been delivered seventy-two hours after dispatch and any notice delivered by hand or sent by facsimile transmission shall be deemed to have been delivered upon receipt. Failure to receive any confirmation of any notice duly given by facsimile transmission shall not invalidate such notice.

The Management Company shall ensure that the Service Providers to whom one or more functions have been delegated are promptly notified of any Instructions regarding their activities.

16	Right to Receive Advice

16.1
If the Management company shall be in doubt as to any action to be taken or omitted by it, it may request and receive advice, at the expense of the Fund, from legal counsel selected by the Fund and may, but shall not be required to, act thereon, and shall have no liability for any action reasonably taken or omitted pursuant thereto.

17	ASSIGNMENT

17.1
The benefits and obligations under this Agreement between the Fund and the Management Company shall not be assignable provided that either party may, with the prior written consent of the other, assign the benefit and obligations under this Agreement to any of its subsidiaries or holding companies or a subsidiary of any such holding company.

17.2	No provision of this Agreement may be changed, varied, waived, discharged or discontinued, except by an instrument in writing signed by all the Parties hereto.

18	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the law of the Grand Duchy of Luxembourg. Any dispute arising therefrom shall be subject to the exclusive jurisdiction of the competent courts of Luxembourg-City.

IN WITNESS WHEREOF the Parties hereto have executed and delivered this Agreement as of the date first above written.

For and on behalf of [_________________________________________]

By:		By:
Title:	Director	Title:	Director

For and on behalf of Franklin Templeton International Services S.à r.l.

By:
Title:	Conducting Officer